ASSIGNMENT OF STOCK

         FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto CEAC, INC. (1) 4,202,381 shares of the Series 2 Preferred Stock of Microfield Group, Inc., an Oregon corporation (the "Corporation"), represented by Certificate Nos. 1P2 and 18P2, and (2) 125.636 shares of the Series 3 Preferred Stock of the Corporation represented by Certificate No. 1P3, with full power to cause the transfer of such stock on the books of the Corporation.

         DATED:  July 20, 2005.
                                         CHRISTENSON ELECTRIC, INC.



                                         By: /s/ ROBERT J. JESENIK
                                            ------------------------------------
                                            Robert J. Jesenik, CEO/President









































ASSIGNMENT OF STOCK
PDX/112816/141153/DLH/1386675.1